EXHIBIT 99.1


KERYX CONTACTS:                                 AGENCY CONTACTS:
Ron Bentsur                                     Paul Holm and Leon Zalmanov
Director of Investor Relations                  PortfolioPR
Keryx Biopharmaceuticals                        Tel: +1 212 736 9224
Tel: +972 2 541 3500                            E-mail: pholm@portfoliopr.com
E-mail: ron@keryx.com                           E-mail:lzalmanov@portfoliopr.com


                    KERYX ANNOUNCES SENIOR MANAGEMENT CHANGES

         Michael S. Weiss Appointed Chairman and Chief Executive Officer

CAMBRIDGE, MA, and JERUSALEM, ISRAEL, December 23, 2002 - Keryx Biopharmaceuticals, Inc. (NASDAQ:KERX; AIM: KRX), a drug discovery and development company, announced today the appointment of Michael S. Weiss as Chairman and Chief Executive Officer of the Company, replacing Dr. Benjamin Corn, who is resigning his position as Chief Executive Officer and President, effective immediately. At the same time, the Company also announced that Dr. Morris Laster, Keryx's Executive Chairman, is resigning, effective immediately, to pursue other activities. Mr. Weiss will consolidate senior management in the United States and will relocate the Company's headquarters from Jerusalem to New York City.

Mr. Peter Kash, Vice Chairman of Keryx's Board of Directors, stated, "On behalf of the Board, I want to welcome Michael Weiss to Keryx. Mike is an experienced biotechnology executive with a track record for creating shareholder value. He successfully engineered the turnaround of Genta Incorporated (NASDAQ: GNTA), a company which then had a market capitalization of less than $5 million, and which today boasts a market capitalization in excess of $600 million, and a corporate partnership with Aventis valued in excess of $400 million. We are excited about the prospect of Mike bringing that kind of success to Keryx." Mr. Kash added, "Keryx's number one priority is KRX-101, our Phase 3 compound for the treatment of diabetic nephropathy, with a market potential of $ 1 billion a year. We are look forward to getting Mike immediately involved in this key project."

"I am extremely excited about this opportunity," said Mr. Weiss. "Current management has worked extremely hard to bring the Company to where it is today, and I am eager to build on their efforts and use my capabilities - to generate significant shareholder value."

Michael Weiss has nearly a decade of experience in the biotech industry as a founder and manager of a number of biotechnology companies. Mr. Weiss is the Vice Chairman of Genta Incorporated and Chairman of ACCESS Oncology, Inc., a cancer-focused biotechnology company that he founded and for which he served as CEO from 1999-2002. Previously, he also served as Senior Managing Director of Paramount Capital, where he was primarily responsible for creating and financing biotechnology companies. Mr. Weiss began his professional career as an attorney at Cravath, Swaine & Moore, after graduating from Columbia Law School.

Commenting on his departure, Dr. Morris Laster stated, "It has been an honor and privilege to have been a founder of Keryx and to have been involved in its evolution to a public company. I am particularly proud of the innovative Subpart H accelerated approval strategy for KRX-101, which I championed with the FDA. I feel that it is time for me to move on and I wish Keryx much success in the future. "

"Morris is a talented entrepreneur," stated Peter Kash. "The significant contributions he has made to Keryx, from both a scientific and strategic perspective, are widely acknowledged and greatly appreciated. On behalf of the Keryx Board, we want to thank him for his dedicated service to the Company and we wish him much success in the future endeavors. We also want to express our appreciation to Ben Corn, for his devoted efforts on behalf of Keryx. We wish him much success in his future ventures as well," said Peter Kash.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is a drug discovery company focused on developing innovative therapies through its proprietary technologies for the treatment of critical medical conditions including cancer and diabetes. Keryx is developing KRX-101 (sulodexide), a novel treatment for diabetic nephropathy. In August 2001, KRX-101 received "Fast-Track" designation from the United States Food and Drug Administration and Keryx is preparing to initiate Phase 3 clinical trials for this drug pursuant to a Subpart-H clinical development plan. Subpart H allows for the use of surrogate endpoints in pivotal Phase 3 trials to support NDA approval, with confirmatory studies completed post-approval. Keryx believes that this approach could greatly reduce the development time to market. Keryx is also building a pipeline of drug candidates using its novel KinAceTM drug discovery platform. This technology is being developed to allow for rapid and rational development of drug candidates that target a vast range of protein kinases. The Company's most advanced kinase-modulating drug candidate, KRX-123, is in late-stage pre-clinical development for the treatment of hormone resistant prostate cancer. In addition, Keryx is developing the Small Integrated Building
(SIB) block technology platform, for the conversion of peptides and other existing drugs into small molecules. Keryx is traded on Nasdaq (KERX) and the London AIM (KRX).

This press release and prior releases are available at www.keryx.com and www.portfoliopr.com.

Safe Harbor

Statements contained in this news release or on Keryx's website that are not historical facts, including, but not limited to, statements concerning the expected development timeline for the Company's drug candidates, including KRX-123 and KRX-101 the expected efficacy and market potential of Keryx's drug candidates and the Company's expectations regarding its future success, may be forward-looking statements, as the term is defined in the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "anticipate", "estimate", "expect", "project", "hope", "should", "could", "intend", "plan", "believe", "scheduled" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Important factors may cause Keryx's actual results to differ materially, including: adverse results in its drug discovery and clinical development processes; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; difficulties or delays in obtaining regulatory approvals to market products resulting from its development efforts; and the requirement for substantial funding to conduct research and development; and to expand commercialization activities. Important factors that might cause or contribute to such a discrepancy include, but are not limited to, the risks discussed under the heading "Risk Factors" in our Annual Report or Form 10-K, which has been filed with the Securities and Exchange Commission, as well as other filings that we periodically make with the SEC. Any forward-looking statements set forth in this news release or the Company's website speak only as of the date of this news release. Keryx does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.